Exhibit 4.6
Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attn: John Servidio
Telephone: 646-855-8900
Facsimile: 704-208-2869
September 14, 2010
To:	Tower Group, Inc. 120 Broadway, 31st Floor New York, NY 10271 Attention: Treasurer Telephone No.: (212) 655-2000 Facsimile No.: (212) 655-2199
Re:	Base Warrants (Transaction Reference Number: NY-108281861)
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Tower Group, Inc. (“Company”) to Bank of America, N.A. (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. The Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	September 14, 2010

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:	Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.01 per share (Exchange symbol “TWGP”)

Number of Warrants:	2,455,529. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 33.4180

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions (but without limiting Dealer’s right to adjust any variable relevant to the exercise, settlement, payment or other terms of the Transaction, other than the Strike Price), in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 24.81, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.

Premium:	USD 1,710,000.00

Premium Payment Date:	September 20, 2010

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:	Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 120th Scheduled Trading Day following the First

Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	December 14, 2014 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:	For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:	Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised. For the avoidance of doubt, Warrants are not exercisable, and shall not be exercised or deemed exercised, other than in accordance with the preceding sentence.

Market Disruption Event:	Section 6.3(a)(ii) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method:	Net Share Settlement.

Net Share Settlement:	On the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified hereto free of payment through the Clearance System.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, rounded down to the nearest whole number plus any Fractional Share Amount.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential in respect of the relevant Valuation Date and (iii) the Warrant Entitlement.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page TWGP.UQ <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws.
3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Company under the Transaction following such Merger Event or Tender Offer”.

Consequence of Merger Events:

Merger Event:	Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(h)(ii)(B) of this Confirmation, then (i) if such event does not result in Cancellation and Payment under Section 12.2 of the Equity Definitions, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.1(b) of the Equity Definitions or Section 9(h)(ii)(B) will apply, and (ii) otherwise, the provisions of Section 9(h)(ii)(B) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination).

Consequence of Tender Offers:

Tender Offer:	Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, then (i) if such event does not result in Cancellation and Payment under Section 12.3 of the Equity Definitions, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(A) will apply, and (ii) otherwise, the provisions of Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)   Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer

5. Account Details.
(a)	Account for payments to Company:

Bank: State Street Trust Bank ABA#: 011000028 Acct No.: 00153577 Beneficiary: Tower Group Inc./4RAX Ref: Tower Group Inc./4RAX Account for delivery of Shares from Company: To be provided by Company.

(b)	Account for payments to Dealer:

Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026-009-593
Account Name: Bank of America
Account No. : 0012334-61892

Account for delivery of Shares to Dealer:

DTC 0773
Acct Name: Bank of America NA
Acct #: 116-00777
6.	Offices.
(a)	The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.
(b)	The Office of Dealer for the Transaction is: New York

Bank of America, N.A. c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated Bank of America Tower at One Bryant Park New York, NY 10036
7.	Notices.
(a)	Address for notices or communications to Company:

Tower Group, Inc. 120 Broadway, 31st Floor New York, NY 10271 Attention: Treasurer Telephone No.: (212) 655-2000 Facsimile No.: (212) 655-2199
(b)	Address for notices or communications to Dealer:

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn: John Servidio
Telephone: 646-855-7127
Facsimile: 704-208-2869
8.	Representations and Warranties of Company.

Each of the representations and warranties of Company set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of September 14, 2010, between Company and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Company hereby further represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8(f), at all times until termination of the Transaction, that:
(a)	Company is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation.
(b)	Company has the corporate power and authority to execute and deliver this Confirmation and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Confirmation and the consummation by it of the transactions contemplated hereby has been duly and validly taken.
(c)	This Confirmation has been duly authorized by Company and, when duly executed and delivered in accordance with its terms by each of the parties hereto, will constitute a valid and legally binding agreement of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.
(d)	The execution, delivery and performance by Company of this Confirmation and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which any of the property or assets of Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority applicable to Company or any of its subsidiaries; except, in the case of clauses (i) and (iii) above, for any such conflict, breach, default or violation that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of Company and its subsidiaries taken as a whole or on the performance by Company of its obligations under this Confirmation (“Material Adverse Effect”); provided that, in the case of clause (i) above, such representation and warranty is based on the assumption that any cash payment made by Company upon any termination, cancellation or early unwind of the Transaction shall, at the time such cash payment is made, be made in compliance with the terms and conditions of the Credit Agreement, dated as of May 14, 2010, among Company, each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator, as amended by the First Amendment to Credit Agreement, dated as of September 10, 2010, among Company, each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator.
(e)	No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by Company of this Confirmation and the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws, (ii) as may be required and have been or will be obtained under the rules of The NASDAQ Stock Market in connection with the issuance of the Warrant Shares (as defined below) by Company or (iii) where the failure to obtain or make any such consents, approvals, authorizations, orders and registrations or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that such failure to obtain or make any such consents, approvals, authorizations, orders and registrations or qualifications does not prevent Company from performing its obligations under this Confirmation.

(f)	A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares reserved for issuance upon exercise of the Warrants have been duly authorized and reserved and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.
(g)	Company is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.
(h)	Company is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(12)(C) of the Commodity Exchange Act).
(i)	Company and each of its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.
9.	Other Provisions.
(a)	Opinions. Company shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (f) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 40.1 million (in the case of the first such notice) or (ii) thereafter more than 2.7 million less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the reasonable out-of-pocket fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
(c)	Regulation M. Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.
(d)	No Manipulation. Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.
(e)	Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction at any time to any affiliate of Dealer (A) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than the best of Dealer’s credit rating and the credit rating of any guarantor of Dealer’s obligations hereunder, in each case, at the time of the transfer or assignment, or (B) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or any parent of Dealer that has a credit rating that is equal to or better than the best of Dealer’s credit rating and the credit rating of any guarantor of Dealer’s obligations hereunder, in each case, at the time of the transfer or assignment; provided that any such transfer or assignment shall be subject to the conditions that (I) following such transfer or assignment, the terms and conditions of the Agreement as so transferred or assigned (the “Transferred Agreement”) shall be substantially the same as the terms and conditions of the Agreement immediately prior to such transfer or assignment, (II) Company will not be required to pay to the transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Transferred Agreement greater than the amount in respect of which Company would have been required to pay to Dealer under Section 2(d)(i)(4) in the absence of the transfer, (III) Company will not receive any payment under the Transferred Agreement from which an amount is required to be withheld or deducted for or on account of a Tax with respect to which no additional amount is required to be paid by the transferee under Section 2(d)(i)(4) of the Transferred Agreement (other than by reason of Section 2(d)(i)(4)(A) or (B) thereof), (IV) neither an Event of Default with respect to which Dealer is the Defaulting Party nor a Termination Event with respect to which Dealer is the sole Affected Party has occurred and is continuing at the time of the transfer, and neither an Event of Default nor a Termination Event shall occur as a result of the transfer, (V) each of Dealer and the transferee is a dealer in “notional principal contracts” within the meaning of Section 1.446-3(c)(4)(iii) of the U.S. Treasury Regulations and in other derivatives, and (VI) Dealer has used its good faith efforts to provide prior notice to Company of such transfer and the proposed date of such transfer, and shall provide written notice to Company reasonably promptly following such transfer. In addition, if at any time (A) the Section 16 Percentage exceeds 7.5%, (B) the Warrant Equity Percentage exceeds

14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party who is a dealer in “notional principal contracts” within the meaning of Section 1.446-3(c)(4)(iii) of the U.S. Treasury Regulations and in other derivatives. If at any time an Excess Ownership Positions exists, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to all or a portion of the Transaction (the “Terminated Portion”) such that following such termination no Excess Ownership Position exists; provided that Dealer may only designate an Early Termination Date pursuant to this Section 9(e) if Dealer has used its good faith efforts to notify Counterparty of the existence of such Excess Ownership Position, and Dealer is unable, acting in good faith and after using its commercially reasonable efforts, to effect a transfer or assignment of Warrants to a third party in accordance with this Section 9(e) on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any insurance or other law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company only to the extent of any such performance.
(f)	Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date, (i) an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend differs from the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a cash dividend occurs with respect to the Shares in any quarterly dividend period of Company, then the Calculation Agent will adjust any of the Strike Price, Number of Warrants and/or Daily Number of Warrants to preserve the fair value of the Warrants to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean for any calendar quarter, USD 0.125 for the first cash dividend or distribution on the Shares for which the Ex-Dividend Date falls within such calendar quarter, and zero for any subsequent dividend or distribution on the Shares for which the Ex-Dividend Date falls within the same calendar quarter.
(g)	[Reserved.]
(h)	Additional Provisions.
(i)	Amendments to the Equity Definitions:
(A)	Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(B)	Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “a material”, (y) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(D)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:
(x)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)	deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.
(F)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:
(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and
(y)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.”
(ii)	Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction shall be deemed the sole Affected Transaction:
(A)	A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company, its subsidiaries and its and their employee benefit plans, has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Company representing more than 50% of the voting power of such common equity.

(B)	Consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination or changes solely in par value) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets or (II) any share exchange, consolidation or merger involving Company pursuant to which the Shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of Company’s subsidiaries; provided, however, that a transaction where the holders of all classes of Company’s common equity immediately prior to such transaction that is a share exchange, consolidation or merger (each such holder, a “Pre-transaction Holder”) own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not constitute an Additional Termination Event, so long as the proportion of the respective ownership of each Pre-transaction Holder does not substantially change solely pursuant to the terms of such transaction. Notwithstanding the foregoing, a transaction or transactions described in this clause (B) shall not constitute an Additional Termination Event if at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions.

(C)	Default by Company or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20 million in the aggregate of Company and/or of any such subsidiary, whether such indebtedness now exists or shall hereafter be created (I) resulting in such indebtedness becoming or being declared due and payable (unless such declaration has been rescinded) or (II) constituting a failure to pay the principal of or interest on any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise.

(D)	A final judgment for the payment of $20 million or more (excluding any amounts covered by insurance) rendered against Company or any of its “significant subsidiaries” (as defined in Article 1, Rule 1-02 of Regulation S-X), which judgment is not discharged or stayed within 60 days after (I) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (II) the date on which all rights to appeal have been extinguished.

(E)	Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act of 1933, as amended (the “Securities Act”) or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).
(i)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.
(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

If, in respect of the Transaction, an amount is payable by Company to Dealer, (A) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (B) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Company shall have the right, in its sole discretion, to satisfy the Payment Obligation by the Share Termination Alternative (as defined below) (except that Company shall not have the right to make such an election in the event of (I) a Nationalization, Insolvency, Merger Event or Tender Offer in which the consideration to be paid to holders of Shares consists solely of cash, (II) a Merger Event or Tender Offer that is within Company’s control, or (III) an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Company’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable; provided that if Company does not validly elect to satisfy the Payment Obligation by the Share Termination Alternative, Dealer shall have the right to require Company to satisfy its Payment Obligation by the Share Termination Alternative.

Share Termination Alternative:	If the Share Termination Alternative is applicable in respect of any Payment Obligation, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the Payment Obligation in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. The Calculation Agent shall notify Company of such Share Termination Unit Price at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of a Nationalization, Insolvency or Delisting), the date of cancellation or the Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default Additional Disruption Event or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event. If such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.
(k)	Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the First Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.
(i)	If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).
(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its commercially reasonable efforts to cause to become effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its reasonable discretion, is not satisfied with such procedures and documentation, Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.
(iii)	Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Dealer, as purchaser of such Restricted Shares, (i) may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (ii) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company) has elapsed after any Settlement Date for such

Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).
If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.
(l)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.
(m)	Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Dealer will not be considered an affiliate under this paragraph solely by reason of its receipt of Shares pursuant to the Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company) shall be eligible for resale under Rule 144 of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Delivery Property. Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company), may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(n)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.
(p)	Maximum Share Delivery.
(i)	Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than two times the Number of Shares (the “Maximum Number of Shares”) to Dealer in connection with the Transaction.
(ii)	In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(p)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date that prior to the relevant date become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.
(q)	Right to Extend. Dealer may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.
(r)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.
(s)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.
(t)	Early Unwind. In the event the sale of the “Initial Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Company shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Dealer and Company represent and acknowledge to the other that, subject to the proviso included in this Section 9(t), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
(u)	Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

     Company hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Company with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Chris Hutmaker, Facsimile No. 212-326-9882.
Very truly yours,

Bank of America, N.A.
By:	/s/ Christopher A. Hutmaker
Authorized Signatory
Name: Christopher A. Hutmaker

Accepted and confirmed as of the Trade Date: Tower Group, Inc.
By:	/s/ William E. Hitselberger
Authorized Signatory
Name: William E. Hitselberger